Exhibit 99.1

Amerigon Buys Out Partner in Thermoelectric Materials Venture

Research, Development of More Efficient Materials to Enable Use of Thermoelectric Technology in Wide Variety of

Industrial, Automotive Applications

NORTHVILLE, Mich., March 26, 2010 /PRNewswire via COMTEX/ — Amerigon Incorporated (Nasdaq: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, announced today that its research and development subsidiary, BSST LLC, had reached agreement with 5N Plus Inc. to purchase 5N Plus’ interest in ZT Plus. Financial terms of the acquisition are not being disclosed.

Amerigon Chairman Oscar B. (Bud) Marx noted that the goal of ZT Plus to develop and manufacture thermoelectric materials that would enable Amerigon to use its TE technology in a wide variety of heating and cooling and power generation applications for industrial, commercial, medical, electronics and automotive markets, remains unchanged.

“The commercial progress was slower to develop than anticipated,” Marx said. “There were differences over the ZT Plus future business strategy between the two partners that could not be reconciled. Accordingly, it was mutually agreed that Amerigon would purchase 5N Plus’ interest in the venture. As a result, ZT Plus is now completely owned and operated by Amerigon.”

Amerigon, the developer and manufacturer of the Climate Control Seat(R) (CCS(R)) system, is the largest supplier of thermoelectric devices to the global automotive industry.

About Amerigon

Amerigon (NASDAQ-GS: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat(R) (CCS(R)) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2009.

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

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